UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

________________

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2003

Exact name of registrant as specified in
Commission	its charter and principal office address	State of	I.R.S. Employer
File Number	and telephone number	Incorporation	I.D. Number

1-16163	WGL Holdings, Inc.
101 Constitution Ave, N.W.
Washington, D.C. 20080
	(703) 750-2000	Virginia	52-2210912

Washington Gas Light Company
101 Constitution Ave, N.W.
	Washington, D.C. 20080	District of Columbia
0-49807	(703) 750-4440	and Virginia	53-0162882

Former name or former address, if changed since last report: None

ITEM 5. OTHER EVENTS

Virginia Regulatory Matters

Decision on application for annual revenue increase

     On June 14, 2002, Washington Gas Light Company (Washington Gas or the Company), a wholly owned subsidiary of WGL Holdings, Inc., filed an application with the State Corporation Commission of Virginia (SCC of VA) to increase annual revenues in Virginia. The Shenandoah Gas Division of Washington Gas was included in the application. The application requested an increase in annual revenues of approximately $23.8 million. Washington Gas requested an overall rate of return of 9.42 percent and a return on common equity of 12.25 percent versus the then currently authorized return on common equity of 11.50 percent for Washington Gas and 10.70 percent for the Shenandoah Gas Division. Washington Gas also requested approval of an Incentive Rate Plan (IRP), which included a 50/50 sharing between customers and Washington Gas of weather-normalized, Virginia-regulated earnings 100 basis points above or below the SCC of VA’s authorized return on equity. The IRP proposed no change in the method of recovering the cost of the natural gas commodity incurred by Washington Gas.

     On November 15, 2002, the Staff of the SCC of VA (VA Staff) filed testimony in response to Washington Gas’ presentation. The VA Staff took the position that Washington Gas’ revenues were sufficient and did not need to be revised, but recommended that operating revenues for the Shenandoah Gas Division be decreased by $1.4 million. The VA Staff’s estimate of the cost of equity for Washington Gas, including the Shenandoah Gas Division, ranged between 9.50 percent and 10.50 percent. The VA Staff recommended the SCC of VA adopt a 10.0 percent return on equity for Washington Gas including the Shenandoah Gas Division. Washington Gas filed rebuttal testimony in this proceeding on December 4, 2002. Hearings were held the week of December 16, 2002. At the hearing, Washington Gas withdrew the IRP from consideration in this proceeding but reserved the right to propose a performance-based rate plan in a future rate case. The other parties agreed to leave the case-record open to permit Washington Gas to submit by January 10, 2003, the actuarial studies that support the reasonableness of the updated Pension and Other Post-Employment Benefits (OPEB) expenses proposed by Washington Gas. On January 7, 2003, Washington Gas submitted the actuarial studies to support its rate request.

     On January 30, 2003, the VA Staff filed a motion that requested acceptance of the VA Staff’s comments and accompanying schedules that reflected revisions to the VA Staff’s original position. Based on its review of additional financial data and actuarial studies, the VA Staff supported the Pension and OPEB costs requested by Washington Gas. After revisions to reflect Washington Gas’ proposed Pension and OPEB costs, the VA Staff supported an operating revenue increase of $5.0 million for Washington Gas and an operating revenue reduction of $1.2 million for the Shenandoah Gas Division.

     Under the regulations of the SCC of VA, Washington Gas placed the proposed general revenue increase into effect on November 12, 2002, subject to refund pending the SCC of VA’s final decision in the proceeding. Since then, Washington Gas has recorded a provision for rate refunds in each period representing the estimated refund required based on management’s judgment of the rate case outcome.

     On September 16, 2003 the Chief Hearing Examiner issued a report recommending that the SCC of VA adopt the Chief Hearing Examiner’s findings for an increase in gross annual revenues of $5.7 million. The Chief Hearing Examiner’s recommendations and conclusions were based on a finding that the current cost of equity is within a range of 10.00 percent to 11.00 percent and rates should be established based on the 10.50 percent midpoint of the equity range. The overall return recommended was 8.44 percent, assuming the midpoint for the equity portion of the return.

     The Chief Hearing Examiner also recommended that new higher depreciation rates be implemented concurrent with the effective date of new base rates on November 12, 2002, a recommendation that was contrary to the VA Staff proposal that such rates be implemented on January 1, 2002. The Company agreed with the Chief Hearing Examiner on the effective date of the new depreciation rates. In addition, the Chief Hearing Examiner recommended approval of a VA Staff-proposed adjustment that reduced the net rate base upon which the Company would be allowed to earn a rate of return by $28 million, an amount that represents the difference between the accumulated reserve for depreciation recorded on the books of the Company and the theoretical reserve that was derived by the VA Staff as part of the review of the Company’s depreciation rates, less accumulated deferred income taxes. This recommended adjustment reduced the Chief Hearing Examiner’s determination of the Company’s annual revenue requirement by approximately $3.5 million after accumulated deferred income tax effects, based on the Hearing Examiner’s recommended overall rate of return of 8.44 percent. The Chief Hearing Examiner’s recommendation permitted continued “recovery of” this investment in rate base (i.e. the accumulated depreciation reserve deficiency) over the 32-year average remaining life of assets currently in service. However, the exclusion from rate base would not allow the Company to earn a return on this investment.

     On October 14, 2003, the Company filed the Response of Washington Gas Light Company and the Shenandoah Gas Division to the Report of the Chief Hearing Examiner, objecting to the recommended rate base reduction related to the accumulated depreciation reserve deficiency and commenting on other issues. Similarly, on the same date, the VA Staff filed a response with the SCC of VA expressing its opposition to certain matters in the Report of the Chief Hearing Examiner, most notably the implementation date for new depreciation rates.

     On December 18, 2003, the SCC of VA issued a Final Order in this proceeding which granted Washington Gas an annual revenue increase of $10.796 million and reduced the annual revenue of the Shenandoah Division of Washington Gas by $867,000. The combination of this increase in the rates of Washington Gas and the reduction in the rates of the Shenandoah Division of Washington Gas yields a net increase in annual revenues of $9.929 million. The SCC of VA agreed with the Chief Hearing Examiner’s recommendation that the allowed rate of return on common equity should be 10.50 percent and that the overall rate of return should be 8.44 percent.

     In the Final Order the SCC of VA overturned the Chief Hearing Examiner’s recommendation and ordered that the implementation date of new depreciation rates should be January 1, 2002. This will require the Company to record additional depreciation expense in the quarter ended December 31, 2003, of approximately $3.5 million on a pretax basis.

     The SCC of VA also overturned the Chief Hearing Examiner’s recommendation by ordering that the net rate base upon which the Company earns its allowed rate of return, not be reduced by the difference between the accumulated reserve for depreciation recorded on the books of the Company and the theoretical reserve, that was derived by the VA Staff as part of the review of the Company’s depreciation rates, less accumulated deferred income taxes. As a result, the SCC of VA provided for both a return on, and a return of, this investment.

     However, in approving this treatment described in the preceding paragraph, the SCC of VA further ordered that an annual “earnings test” be performed to determine if the Company has earned in excess of its allowed rate of return on common equity for its Virginia operations. The current procedure for performing this earnings test is not to normalize the actual return on equity for the effect of weather that differs from normal levels over the applicable twelve-month period. To the extent that the Company earns in excess of its allowed return on equity in any annual earnings test period, the Company would be required to increase depreciation expense (after considering the impact of income tax expense benefits) and increase the accumulated reserve for depreciation for the amount of the actual earnings in excess of the earnings produced by the 10.5 percent allowed return on equity. Under the SCC of VA’s requirements for performing earnings tests, if weather is warmer than normal in a particular annual earnings test period, the Company would not be allowed to restore any amount of earnings previously eliminated as a result of this earnings test. This annual earnings test shall continue to be performed until the $28 million difference between the accumulated reserve for depreciation recorded on the Company’s books and the theoretical reserve derived by the VA Staff, net of accumulated income taxes, is eliminated. The Final Order of the SCC of VA does not indicate when the earnings test will first be performed and accordingly the Company does not know that information.

     Interim rates were effective, subject to refund, on November 12, 2002 and refunds to customers, with interest, will be made pursuant to the final order on or before March 1, 2004. The Company has previously recognized the impact of a rate refund based on its estimate of the liability from the SCC of VA’s final order and the liability has been reflected in the Company’s financial statements since November 2002, the time when revenues began to be collected.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date December 23, 2003	/s/Mark P. O’Flynn
Mark P. O’Flynn
Controller
(Principal Accounting Officer)